Exhibit 1A-3B

BOARD RESOLlJTION Jf7Jer~as Atlts Moto,· Vehicles, Inc sh.ill continue to operate :m its: research and dei.·elopment of an. eiectri.c m.otor Yehicle: W1Jereas authorit}• to create separate and distinct claI.ses of commoo. stock is nece-Ssary for Aths Moto,· Vehides. Inc to continue raising funds for further opera.tions while maintaining ,·oting control; NOW THEREFORE, BE IT RESOLVED that the Boi.ird of Dueciors of Atli:S Motor Vellic/e1;, Inc hereby authorizes the creation of the foUowmg das -es of common si-odc Class A Class A common stock has 1 ,;·ote per share, This Class A das:sific:ation shall be applied to all issued common s,tock unless noted othenvi~e. Class B Class B co.mmon. stock: has .no yoting po, •er. This Class B dassific-.ation is resened for futw:e issues of common stock Class C Class C common stock: is Non-participating Preferred Common Stock. This Class C common stock has 1 Yote per sbMe. Class C stock recei 'e.s non1>articipating prefened liquidation preference .. Upon a sale or tran-sf e-1 of Class C s.tock, Clas.s C stock shall be con ·erted to Class A stock. Holder of Class C stock has the right to, a b-oard seat. Class D Class D classification of comm,on sto,ck has 10 rnte ~r share. This Class D dasill'icatioi::rn1ay be used for futw-e issues of common stock. Upon temuna:tion or resignatio,n of employment all Class D stock n~sted to employee shall com;ert to Class A stock. so Apprm-ed:: :M.rrk H.m.d1-ett ID.ate: 3-6-10.J} c;:;:::?: Chaimum.. Direetor a:::RTIFIC.A'II~ I, the imd~~ do hermy certify: That I am th!!i duly eli!cled md acting Secretary ofAtli:; Menor Vdiic-fes. Inc:; ,and ~ That the f-oregomg COllStimtes i! h.o.hi.ticm o:f tf2 Boaro. of·~aid corporatiOIJ, a5 duly .adopted at .1 mee~ of the-Bo.rrd of Imector!i thereof, :el.d o·n the 6 my ofMMcli, 2020. IN V..TI"NESS VlHEREOF, I lm-e h&eUnto :s,u.hs:cnbed hy Dilllli! and affixed ihe se.iil of ~aid ootporatimi, dm 6 day ofMaircli, J.OJO. COipO:rate Secretuy, .itli:: .MaloF" Ve-lrid~. J,ie 51